AGREEMENT AND PLAN OF MERGER, dated as of September 19, 1996 (herein sometimes referred to as the "Agreement"), among Advanced Alliance Management Corp., a New York corporation ("AAMC" or the "Seller") and the shareholders of the Seller set forth on Exhibit A hereto (individually a "Shareholder" and collectively called the "Shareholders"), on the one hand, and AAMC Acquisition Corp., a New York corporation ("Newco"), and Complete Management, Inc., a New York corporation ("Complete"), on the other hand.

                                   WITNESSETH:

     WHEREAS, the respective Boards of Directors of each of Newco, Complete and Seller deem it desirable and in the best interests of their respective corporations and stockholders that Seller merge with and into Newco (the "Merger") in accordance with this Agreement and the applicable laws of the State of New York; and

     WHEREAS, the Merger is intended to qualify as a tax-free reorganization under Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, the parties hereby agree as follows:

                                    ARTICLE I
                      MERGER OF SELLER WITH AND INTO NEWCO

     1.01 Merger and Surviving Corporation.

          (a) Pursuant to the applicable laws of the State of New York, on the Effective Date (as hereinafter defined) Seller shall merge with and into Newco, and Newco shall be the surviving corporation after the Merger (the "Surviving Corporation") and shall continue to exist under the provisions of the Business Corporation Law of the State of New York ("BCL"). The name of the Surviving Corporation shall be Advanced Alliance Management Corp. The separate existence of Seller shall cease upon the Effective Date (as defined below).

          (b) The Certificate of Incorporation of Newco, shall (as amended to change the name of Newco to Advanced Alliance Management Corp.), from and after the Effective Date, be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with the BCL.

          (c) The By-Laws of Newco shall, from and after the Effective Date be the By-Laws of the Surviving Corporation, until altered or amended in accordance with the BCL or as provided herein.

     1.02 Effectiveness of the Merger. In the event that all of the conditions precedent to the obligations of each of the parties hereto as hereinafter set forth shall either have been satisfied or waived, a Certificate of Merger under the applicable provisions of the BCL substantially in the form annexed hereto as Exhibit B, annexed hereto (the "Merger Certificate"), shall be delivered for filing as soon as practicable following the Closing Date (as defined below) to the Secretary of State of New York and shall become effective upon the acceptance of the filing of such Merger Certificate by said Secretary State, which date shall be the "Effective Date" for purposes of this Agreement and which date shall be as soon as practicable after the Closing.

     1.03 Conversion of Seller Stock and Newco Stock. The manner and basis of converting the shares of capital stock of Seller and Newco shall be as follows:

          (a) Each of the 100 outstanding shares of common stock, par value $.01 per share, of Newco (the "Newco Stock"), issued and outstanding at the Effective Date and all rights with respect thereto shall, by reason of and simultaneous with the Merger and without any action on the part of the holder thereof, be unaltered, and shall continue to be the sole issued and outstanding shares of Newco's capital stock immediately following the Effective Date.

          (b) (i) All of the shares of the common stock, no par value, of Seller (the "Seller Common Stock") issued and outstanding at the Effective Date and all rights with respect thereto shall, by reason of and simultaneous with the Merger and without any action on the part of the holders thereof (except with respect to any Dissenting Shares as defined in Section 1.03(b)(iv) below), be canceled and converted into a right to receive in the aggregate the Consideration (as defined below).

               (ii) Immediately following the Effective Date each Shareholder shall be entitled, upon the surrender to Newco of such certificates of Seller Common Stock as shall represent all of his shares of such stock, properly endorsed, to receive the percentage of the Consideration as is set forth next to such Shareholder's name under the column headed Applicable Percentage on Exhibit A (the "Applicable Percentage").

               (iii) All rights with respect to shares of Seller Common Stock shall cease and terminate at the Effective Date, notwithstanding that any certificates evidencing said shares of such Common Stock shall not have been surrendered to Newco, and the holders of said shares shall have no interest in or claims against the Surviving Corporation arising out of the ownership of such shares of Common Stock, except for the right to receive the Consideration for such Common Stock in accordance with the terms hereof (and the right to receive payment for any Dissenting Shares in accordance with the applicable provisions of the BCL).

               (iv) Any Dissenting Shares owned by the holders thereof shall not be converted into or represent the right to the Consideration for such Common Stock and shall be entitled only to receive payment for such Dissenting Shares in accordance with the provisions of Section 623 of the BCL, provided that such holder shall comply with each of the requirements and procedures set forth therein. If any holder of Dissenting Shares shall effectively withdraw or lose his rights as a dissenting shareholder under such provisions, then such Dissenting Shares shall be converted into the right to receive the Consideration for such Common Stock in accordance with the provisions of this Section 1.03. For the purposes hereof, "Dissenting Shares" shall mean any shares of AAMC Common Stock as to which the holder thereof has complied with each of the requirements and procedures for dissenting shareholders set forth in Section 623 of the BCL in order to be entitled to receive payment for such shares.

          (c) Immediately following the Effective Date, any and all options or other rights to acquire any shares of the capital stock or other equity security of Seller shall be canceled and shall thereafter be void and of no further force and effect.

     1.04 Effect of Merger.

          (a) On the Effective Date, except as otherwise specifically set forth herein, or in the Merger Certificate, the identity, existence, purposes, powers, franchises, liabilities, rights and immunities of Newco shall continue unaffected and unimpaired by the Merger, and the corporate identity, existence, purposes, powers, franchises, liabilities, rights and immunities of Seller shall be merged into Newco, and Newco, as the Surviving Corporation, shall be fully vested therewith. On the Effective Date, the separate existence and corporate organization of Seller (except insofar as may be continued by applicable law) shall cease as of the Effective Date.

          (b) At the Effective Date:

               (i) the rights, privileges, good will and franchises and all property, real, personal and mixed and all debts, liabilities, obligations and penalties due on whatever account and all other things in action belonging or accruing to Seller shall be bargained, conveyed, granted, confirmed, transferred, assigned and set over to and vested in the Surviving Corporation, by operation of law and without further act or deed, and all property and rights and liabilities, and all and every other interest of Seller shall be as effectively the property, rights and interests and liabilities of the Surviving Corporation, as they were of Seller; and

               (ii) no action or proceeding, whether civil or criminal, pending at the Effective Date by or against either Seller or Newco, or any stockholder, officer or director thereof, shall abate or be discontinued by the Merger, but may be enforced, prosecuted, settled or compromised as if the Merger had not occurred, or the Surviving Corporation may be substituted in such action or proceeding in place of Seller, or Newco, as the case may be; and

               (iii) all rights of employees and creditors and all liens upon the property of Seller and Newco shall be preserved unimpaired, limited in lien to the property affected by such liens at the Effective Date, and all of the debts, liabilities, obligations and duties of Seller and Newco shall attach to the Surviving Corporation, and shall be enforceable against the Surviving Corporation to the same extent as if all such debts, liabilities, obligations and duties had been incurred or contracted by the Surviving Corporation.

     1.05 Directors and Officers of the Surviving Corporation. The Board of Directors of the Surviving Corporation shall consist of those persons set forth on Exhibit C-1 hereto, which Directors shall hold office from and after the Effective Date, in accordance with the By-Laws of the Surviving Corporation until the next annual meeting of stockholders and until their respective successors shall have been duly elected and qualified. The officers of the Surviving Corporation shall be those persons set forth on Exhibit C-2 hereto; provided, however, that the listing of such persons on said Exhibit C-2 shall not be deemed to constitute an employment agreement with the Surviving Corporation or any other entity or any assurance as to future employment. Such persons shall continue to hold their respective offices until such time as their successors shall have been duly appointed and qualified:

                                   ARTICLE II

                             CONSIDERATION; CLOSING

     2.01 Consideration. The "Consideration" to be received by the Shareholders of Seller in the Merger shall consist of the "First Consideration" as determined in accordance with Section 2.04 hereof and the "Additional Consideration" as determined in accordance with Section 2.05 hereof.

     2.02 Payment of Consideration. The manner and time of payment of the First Consideration shall be as provided in Section 2.04 hereof and the manner and time of payment of the Additional Consideration shall be as provided in Section
2.05 hereof.

     2.03 Definitions. As used in this Article II and elsewhere in this Agreement, the following terms shall have the following respective meanings:

          (a) "Adjustment Period" shall mean the period beginning on January 1, 1997 and ending on December 31, 2000.

          (b) "Closing Price of Complete Common Stock" for any given trading day shall mean the closing price per share of the common stock, par value $.001 of Complete ("Complete Common Stock") as quoted in the Wall Street Journal American Stock Exchange Composite Transactions Table for such day or if shares of Complete Common Stock are not listed on the American Stock Exchange on such day the closing price per share of Complete Common Stock in the then primary market for shares of Complete Common Stock on such day.

          (c) "Company Business" shall mean (i) the business of Seller as conducted through Newco or any successor company to Newco during the Adjustment Period and (ii) the business generated by the management agreement between Complete (or an affiliate of Complete) and Northern Metropolitan Medical, P.C. during the Adjustment Period.

          (d) "Company Earnings" shall mean the net income, computed on an accrual basis, of the Company Business for the relevant period determined in accordance with generally accepted accounting principles, consistently applied, after depreciation and amortization of intangibles, including those arising in this transaction, but prior to any accrual for, or payment of, any federal, state or local taxes measured by such net income, all as conclusively determined by the independent public accountants who examine and report on the consolidated financial statements of Complete and its subsidiaries. Notwithstanding that the same may not be in accordance with generally accepted accounting principles, the following principles shall apply to the determination of Company Earnings: (i) Company Earnings shall not include any gains or losses on the sale or other disposition of any fixed assets; (ii) Company Earnings shall not include any general corporate overhead of Complete or management fees to Complete and; (iii) charges for services provided to or on behalf of the

Company Business by or on behalf of Complete (such as fees for audit and legal service or for insurance) shall be chargeable to Company Earnings but shall not be greater than the charges which the Company Business would reasonably have had to pay for such services if they were rendered by an unaffiliated third party.

     2.04 First Consideration. The First Consideration shall be $4,033,948, in cash, and 285,678 shares of Complete Common Stock, payable on the Effective Date by Complete to the Shareholders against the delivery to Newco of all of the outstanding shares of Seller Common Stock.

     2.05 Additional Consideration. The Shareholders shall be entitled to receive, and Complete shall pay to the Shareholders, as "Additional Consideration" the following:

          (a) Within fifteen (15) days after the determination of the annual Company Earnings for each of the first three calendar years in the Adjustment Period (each a "Payment Date"), the Shareholders shall be paid Additional Consideration, if any, in an amount equal to 80% of five (5) times the average annual Company Earnings in excess of $2,600,000 for the period beginning January 1, 1997 and ending on the December 31 immediately preceding the Payment Date, reduced by the aggregate Additional Consideration paid on all prior Payment Dates.

          (b) Within fifteen (15) days after the determination of the Company Earnings for the entire Adjustment Period, the Shareholders shall be paid Additional Consideration, if any, in an amount equal to five (5) times the amount by which the average annual Company Earnings for the Adjustment Period are in excess of $2,600,000 reduced by the aggregate Additional Consideration paid on all prior Payment Dates.

          (c) An Additional Consideration shall be payable entirely in shares of Complete Common Stock valued for purposes thereof at the average of the Closing Price of Complete Common Stock for the first 20 of the 25 trading days preceding the issuance thereof.

          (d) Each Shareholder shall be entitled to that portion of the Additional Consideration as shall be equal to such Additional Consideration multiplied by such Shareholder's Applicable Percentage.

          (e) Notwithstanding anything to the contrary contained anywhere in this Agreement including, without limitation, in this Section 2.05, the maximum amount of the Additional Consideration to be paid to the Shareholders may not exceed $7 million.

     2.06 Closing Date. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Morse, Zelnick, Rose & Lander, LLP, 450 Park Avenue, New York, New York 10022 at 2:00 P.M. on the day following the date on which all of the conditions set forth in Articles VIII and IX hereof have been satisfied, or at such other place, date or time as shall be mutually agreed on by the Seller and Complete (such time and such date or such other agreed upon time and date is called the "Closing Date"). The parties agree that if the Closing shall not have occurred on or before October 15, 1996, either AAMC or Complete may terminate this Agreement by written notice to each of the parties hereto.

                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

     Each Shareholder, for himself only, and not jointly, hereby represents and warrants to and agrees with Newco and Complete, as follows:

     3.01 Ownership. As of the date hereof, such Shareholder owns beneficially and of record the number of shares of Seller Common Stock set forth opposite his name in Schedule 3.01.

     3.02 No Liens. Except as set forth on Schedule 3.02, and except for the obligation of the Shareholder to deliver shares hereunder, the shares of Seller Common Stock owned by such Shareholder are free and clear of all liens, charges, encumbrances and restrictions of any kind and nature whatsoever and none of such shares is subject to any agreement whatsoever with respect to the voting, sale or pledge thereof or any like matter, nor has any proxy been granted to any corporation, company, partnership, joint venture, other entity or natural person (a "Person") with respect to any such shares of Seller Common Stock.

     3.03 Authorization of Agreement. This Agreement has been duly and validly executed and delivered by or on behalf of such Shareholder and constitutes a valid obligation of such Shareholder, enforceable in accordance with its terms against such Shareholder, except to the extent that such enforceability may be limited by applicable insolvency, bankruptcy, reorganization or similar laws affecting the enforcement of creditors' rights generally and by general equity principles.

     3.04 Interests in Property or Activities of the Sellers. Except as set forth on Schedule 3.04, such Shareholder does not have any (direct or indirect) interest (a) in any property, real or personal, tangible or intangible, used in the business of the Seller or (b) in any Person which conducts business with the Seller.

     3.05 Complete Documents. Complete has distributed to such Shareholder, and such Shareholder represents and warrants to Complete that he has had an opportunity to review, prior to his execution and delivery of this Agreement, Complete's Form 10-K for the year ended December 31, 1995 and Complete's Form 10-Q for each of the quarter ended March 31, 1996 and the quarter ended June 30, 1996 and the Final Prospectuses dated December 27, 1995 and June 5, 1996, each as filed by Complete with the Securities and Exchange Commission together with any amendments thereto (the "Commission Reports").

     3.06 Investment Intent. All shares of Complete Common Stock to be acquired by such Shareholder pursuant to this Agreement are being acquired by such Shareholder solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof other than in compliance with federal and state securities laws. Such Shareholder acknowledges that all such shares of Complete Common Stock have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state or other jurisdiction, and that all such shares of Complete Common Stock bear a legend in substantially the following form:

        "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS A REGISTRATION STATEMENT WITH RESPECT TO THESE SHARES HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR THE CORPORATION HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED."

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                   AND THE SHAREHOLDERS WITH RESPECT TO SELLER

     The Seller and the Shareholders, jointly and severally, hereby represent and warrant to and agree with Newco and Complete as follows; it being acknowledged and agreed by Newco and Complete that each and every representation and warranty made in this Article IV is made to the actual knowledge of the Seller and each Shareholder (except for the representations and warranties made
(i) in the first sentence of Section 4.02, (ii) in the second sentence of
Section 4.06 and (iii) in Section 4.15, which representations and warranties are made absolutely):

     4.01 Organization and Good Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with full power and authority to conduct its business as now conducted and to own or lease and operate the assets and properties now owned or leased and operated by it. The Seller is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its properties requires such qualification except where the failure to be so qualified would not have a material adverse effect on the business of the Seller taken as a whole (a "Material Adverse Effect"). The jurisdictions in which Seller is so qualified are set forth on Schedule 4.01.

     4.02 Capitalization of Seller. The total authorized capital stock of Seller consists of 200 shares of common stock, no par value, of which 59 shares are issued and outstanding. All of such issued and outstanding shares have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with all appropriate federal and state securities laws.

     4.03 Subsidiaries of Seller. The Seller has no subsidiaries nor owns any equity interest in any corporation, partnership or other entity.

     4.04 Options, Etc. Except as set forth on Schedule 4.04, the Seller has outstanding (a) no option, warrant or other right to purchase, acquire or convert into any shares of its capital stock or other equity securities, or (b) no other agreement or right (preemptive, contractual or otherwise) to issue or sell any such shares of its capital stock or other equity securities.

     4.05 No Restrictions on Securities. Except as set forth on Schedule 4.05, and except as may be contemplated hereby, the Seller is not a party to any agreement (a) creating rights in any person with respect to shares of its capital stock or (b) relating to the voting of shares of its capital stock on any matter.

     4.06 Authority and Compliance. The Seller has full corporate power and authority to execute and deliver this Agreement. The consummation and performance by the Seller of the transactions contemplated by this Agreement has been duly and validly authorized by all necessary corporate and other proceedings including, without limitation, the approval of the stockholders of the Seller. This Agreement has been duly and validly executed and delivered on behalf of the Seller and constitutes a valid obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that such enforceability may be limited by applicable insolvency, bankruptcy, reorganization or similar laws affecting the enforcement of creditors' rights generally and by general equity principles. Except for the Certificate of Merger and as otherwise contemplated hereby and as set forth on
Schedule 4.06 no consent,
authorization or approval of, exemption by, or filing with, any domestic governmental or administrative authority, or any court, is required to be obtained or made by the Seller in connection with the execution, delivery and performance of this Agreement by the Seller or the consummation of the transactions contemplated hereby by the Seller.

     4.07 Certificate of Incorporation; By-Laws. The Seller has previously furnished to Newco and Complete true, complete and correct copies of (a) the Certificate of Incorporation, as amended to date, of the Seller and (b) the By-Laws, as currently in effect, of the Seller.

     4.08 No Conflict. Except as set forth on Schedule 4.08, the performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby by the Seller will not result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) any material contract or other agreement or instrument to which Seller is a party or by which Seller or any of its properties or assets is bound, or (ii) the articles of incorporation or by-laws of the Seller, or (iii) any law, order, rule, regulation, writ, injunction or decree applicable to the Seller.

     4.09 Compliance with Law. Except as set forth on Schedule 4.09, the Seller, and its use and occupancy of its assets and properties wherever located, are both in substantial compliance with all, and not in material violation of any, regulation of the Health Care Finance Administration ("HCFA"), except for violations caused by unknowing reliance on misinformation provided by clients or of any other applicable law, statute or ordinance, or any order, rule or regulation of any governmental agency or body to which the Seller or its business, operations, assets or properties is subject, nor has the Seller received any claim or notice that it is in violation of any of the foregoing or failed to obtain or to substantially adhere to the requirements of any material government license, permit or authorization necessary to the ownership, possession, use or occupancy of its assets and properties or to the conduct of its business. All governmental permits, licenses and authorizations utilized by Seller in the ownership or possession of the assets and properties of the Seller or to the operation of the business of the Seller is set forth in Schedule 4.09.

     4.10 Financial Statements.

          (a) Schedule 4.10A contains copies of the unaudited financial statements of the Seller for each of the three years ended December 31, 1995, December 31, 1994 and December 31, 1993 (the "Financial Statements"). The Financial Statements are true and correct and present fairly, in all material respects, the financial position of the Seller as of December 31, 1995, December 31, 1994 and December 31, 1993, as the case may be, and the results of its operations and cash flows for each of the years then ended (except that certain transactions relating to the provision of certain services by Seller are reflected on a cash basis).

          (b) Schedule 4.10B contains copies of the unaudited financial statements of the Seller for the 6 months ended June 30, 1996 (the "Interim Statements"). The Interim Statements are true and correct and present fairly, in all material respects, the financial position of the Seller as of June 30, 1996 and the results of its operations and cash flows for the 6 month period then ended (except that certain transactions relating to the provision of certain services by Seller are reflected on a cash basis).

          (c) As at the date of the Interim Statements, except (i) as reflected in the Interim Statements; (ii) not required to be reflected in the Interim Statements in accordance with generally accepted accounting principles, or (iii) as provided in the Schedules referred to in this Agreement or not required to be disclosed therein by reason of term or amount or other qualifications, the Seller at such date did not have any liabilities or obligations of any kind or nature whatsoever, whether absolute, accrued, contingent or other.

     4.11 Books and Records. The books of account and other financial records of the Seller are complete and correct in all material respects and are maintained in accordance with good business practices, and accurately reflect the basis for the preparation of the Financial Statements and the Interim Statements.

     4.12 Real Property. The Seller does not own any real property.

     4.13 Assets and Properties. Except as set forth on Schedule 4.13, the Seller has good and marketable title to all of its personal property reflected in the Interim Statements or acquired by them subsequent thereto (except for such property sold or otherwise disposed of in the ordinary course of business since such date), free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts, leases, subleases, licenses and other encumbrances of any kind or nature whatsoever except liens reflected on the Financial Statements or the Interim Statements, liens for taxes not yet due and payable and liens which do not, individually or in the aggregate, materially impair the value or use of such property or the ability of the Seller to conduct its business as now conducted.

     4.14 Condition of Assets and Properties. All tangible assets and properties owned or used by the Seller in its business are in good operating condition and repair (normal wear and tear excepted) and are usable in the ordinary course of the business of the Seller as previously conducted and all computer hardware has been serviced and maintained by approved vendors.

     4.15 Receivables. All accounts receivable reflected on the Interim Statements, all accounts receivable existing on June 30, 1996 but not reflected on the Interim Statements because of the cash basis of preparation thereof (the "Accrual Receivables") and all accounts receivable acquired or created by the Seller (on an accrual basis) subsequent to the date of such Interim Statements to and including the Closing Date (the "New Receivables") arose and/or will arise from bona fide transactions in the ordinary course of business. All accounts receivable reflected on the Interim Statements and all Accrual Receivables and New Receivables as shall exist on the Closing Date, in excess of a reserve of 10% of the aggregate amount thereof plus $50,000 will be collected in full within nine months following the Closing Date.

     4.16 Absence of Certain Events. Except as set forth on Schedule 4.16, or as otherwise contemplated by this Agreement, since December 31, 1995, the Seller has not:

          (a) amended its Certificate of Incorporation or By-Laws:

          (b) changed its authorized capital stock or issued or sold, or purchased, redeemed or otherwise acquired, or issued any rights to subscribe for, or warrants to purchase, or entered into any agreement, commitment or obligation (including, without limitation, any convertible securities) to issue, sell, purchase, redeem or otherwise acquire, any shares of its capital stock, or made any declaration or any payment or distribution of any dividend or any other distribution with respect to its capital stock;

          (c) incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice;

          (d) sold, assigned or transferred any of its assets or properties except in the ordinary course of business consistent with past practice;

          (e) created, incurred, assumed or guaranteed any indebtedness for money borrowed (other than in the ordinary course of business consistent with past practice), or mortgaged, pledged or subjected to any lien, pledge, mortgage, security interest, conditional sales contract or other encumbrance any of its assets or properties;

          (f) made any amendment or termination of any material contract, commitment or agreement to which it is a party or by which it is bound, or canceled, modified or waived any material debts or claims held by it, in each case other than in the ordinary course of business consistent with past practice, or waived any rights of substantial value, whether or not in the ordinary course of business;

          (g) other than in the ordinary course of business consistent with past practice, or as required by law or any Contract (as hereafter defined) or Employee Plan (as hereafter defined) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its shareholders, directors, officers or employees, or made any increase in, or any additions to, other benefits to which any of its shareholders, directors, officers or employees may be entitled;

          (h) made any capital expenditure or capital addition or betterment (including any capitalized lease transaction) except such which were made in the ordinary course of business consistent with past practice and which do not exceed $25,000 in amount in the aggregate;

          (i) changed any of the accounting principles followed by it or the methods of applying such principles; or

          (j) entered into any material transaction or operated other than in the ordinary course of business consistent with past practice.

     4.17 Taxes and Tax Returns. The amounts established as liabilities or reserves for taxes on the Financial Statements and the Interim Statements are sufficient for the payment of all federal, state and local taxes, and all employment and payroll-related taxes, including any penalties or interest thereon, whether or not based upon or measured by, in whole or in part, net income of the Seller accrued for, or applicable to, all periods ended on or prior to the date of the Interim Statements. Seller has not entered into any tax sharing agreement. The Seller has (i) duly made all deposits required by law to be made with respect to employees' withholding taxes; (ii) duly filed (subject to any extensions of time to file any tax returns which the Seller has duly availed itself of)with all appropriate governmental agencies and bodies, whether federal, state or local, all income, sales, license, franchise, excise, gross receipts, employment and payroll-related and real and personal property tax returns and all other tax returns which were required to be filed, all of which properly reflect the taxes owed by them for the periods covered thereby, and they have paid, or established adequate liabilities or reserves for the payment of, all taxes shown to be due on such returns; and (iii) not received any notice of assessment or deficiency or proposed assessment by the Internal Revenue Service or any other taxing authority in connection with such tax returns which has not been satisfied in full and there is no pending tax examination of or tax claim asserted against the Seller. None of the federal income tax returns of the Seller has ever been audited by the Internal Revenue Service. No agreement for the extension of time or waiver of the statute of limitations for the assessment of any tax deficiency or adjustment for any year is in effect as against the Sellers. True, correct and complete copies of all federal, state and local income and/or franchise tax returns filed by the Seller since January 1, 1994 have previously been made available to Complete and Newco.

     4.18 Patents, Trademarks, Copyrights, Etc. Schedule 4.18 contains a complete and correct list of all patents, patent rights, patent applications, licenses, trademarks, trademark applications, trade names, copyrights, computer software and similar rights (collectively "Rights") currently owned or used by the Seller in the conduct of the business of the Seller, indicating, where applicable, the registered and beneficial owner and the expiration date thereof. Except as indicated on Schedule 4.18, the Seller owns or validly licenses all Rights and other proprietary information utilized in the conduct of its business as currently being conducted (the "Seller's Rights and the conduct of the business of the Seller as currently conducted does not conflict with valid Rights of others in any way.

     4.19 Legal Proceedings, Etc. Except as set forth on Schedule 4.19 hereto, there are no claims, actions, suits, proceedings, arbitrations or investigations, either administrative or judicial, pending or threatened by, or against the Seller, or affecting its business or any of its assets or properties, whether or not covered by insurance, or specifically relating to the transactions contemplated by this Agreement, at law or in equity or otherwise, before or by any court or governmental agency or body, domestic or foreign, or before an arbitrator of any kind nor are there any facts which are likely give rise to any claim, action, suit, proceeding, arbitration or investigation affecting the Seller, its business or any of its assets or properties.

     4.20 Customers; Suppliers; Adverse Conditions. Except as set forth on
Schedule 4.20, there has not, since January 1, 1996, been any termination or cancellation, nor has the Seller received written notice of any threatened termination or cancellation of the business relationship of the Seller with (a) any of the customers of the Seller, or (b) any of the major suppliers of the Seller, which would, either individually or in the aggregate have a Material Adverse Effect. Set forth on Schedule 4.20 are the ten largest customers of the Seller for the year ended December 31, 1995, indicating the name of each such customer and the volume of such business during 1995.

     4.21 Insurance. Schedule 4.21 contains a list all policies or binders of fire, liability, errors and omissions, vehicular, title and other insurance held by or on behalf of the Seller. The policies and binders included in Schedule
4.21 are in full force and effect, are valid, binding and enforceable in accordance with their terms. There is no default by the Seller with respect to any material provision contained in any such policy or binder nor has there been any failure to give any notice or present any claim under any such policy or binder in due and timely fashion. No notice of cancellation or nonrenewal of any such policy or binder has been received.

     4.22 Schedules of Assets; Properties; Customers; Suppliers. Set forth on
Schedule 4.22 are complete and accurate lists of the following:

          (a) All machinery, vehicles, equipment and software owned by the Seller;

          (b) All machinery, vehicles, equipment and software under lease or license to the Seller and material to the Seller's business, together with the identity of the lessor or licensor the annual rental or fees and unexpired lease term for any such leased property;

          (c) All real property and interests in real property (including the location thereof and the description of any structures located thereon) under lease to the Seller, together with the annual rental and unexpired lease term and identity of the lessor;

          (d) All entities or persons to whom the Seller has paid aggregate fees to, and/or made aggregate purchases from, in excess of $50,000 during the year ended December 31, 1995; and

          (e) All potential material contracts or agreements in active process of negotiation which are not otherwise described on any other Schedule hereto.

     4.23 Contracts and Commitments.

          (a) Except as listed and described on Schedule 4.23, or any other Schedule annexed hereto, the Seller is not a party to any:

               (i) Contract (as defined below) with any present or former shareholder, director, officer, employee or consultant (including, without limitation, any employment agreement);

               (ii) Contract for the future purchase of, or payment for, supplies, products, insurance or financial instruments involving annual payment in excess of $50,000 or for the performance of services by a third party involving annual payment in excess of $25,000;

               (iii) Contract to sell or supply products or to perform services involving receipt by the Seller of consideration in excess of $50,000 annually;

               (iv) lease under which the Seller is the lessor or lessee relating to either real or personal property and involving annual payments by or to the Seller in excess of $10,000;

               (v) Contract or Contracts for the borrowing of money for a line of credit, or for a guarantee, pledge or undertaking of the indebtedness of any other person;

               (vi) factoring agreement or agreement for the assignment of receivables;

               (vii) Contract with respect to any Rights;

               (viii) Contract for any capital expenditure involving future payments, which, together with future payments under all other existing Contracts for all capital projects are in excess of $50,000;

               (ix) Contract limiting or restraining in any respect the Seller from engaging or competing in any lines of business or with any person;

               (x) Contract requiring the Seller to loan money to any person in the future; or

               (xi) any other Contract material to the operation of the business. As used in the Agreement, the term "Contract" includes any mortgage, indenture, agreement, license, contract, commitment or lease.

          (b) Except as may be otherwise set forth on Schedule 4.23, with respect to each of the Contracts listed on any Schedule to this Agreement, (i) such Contract is valid and enforceable against the Seller in accordance with its terms, except to the extent that such enforceability may be limited by applicable insolvency, bankruptcy, reorganization or similar laws affecting the enforcement of creditors' rights generally and by general equity principles,
(ii) the Seller is in compliance with the provisions thereof in all material respects, (iii) no other party is in default in the performance, observance or fulfillment of any obligations, covenant or condition contained therein and (iv) no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder by the Seller. Except as set forth on Schedule 4.23, the transactions as contemplated by this Agreement, will not (i) result in the automatic termination of any Contract listed on any Schedule to this Agreement; or (ii) result in the automatic amendment of any of the terms of any such Contract; or (iii) give rise to a right in any party to unilaterally amend the terms of, or terminate, any such Contract.

     4.24 Officers and Directors, Employees, Powers of Attorney and Certain Authorized Persons. Set forth on Schedule 4.24 are complete and accurate lists of the following:

          (a) the names of all current directors and the names and offices of all current officers of the Seller;

          (b) the names, current annual compensation and current address of the principal place of employment, of all present directors, officers and employees of the Seller whose compensation is in excess of $30,000 per annum, together with a statement of the full amount of any remuneration paid to each such person during the year ended December 31, 1995;

          (c) the names of all persons holding powers of attorney from the Seller and a summary statement of the terms thereof;

          (d) the names of all persons authorized to borrow money or incur or guarantee indebtedness on behalf of the Seller;

          (e) all safes, vaults and safe deposit boxes maintained by or on behalf of the Seller and the names of all persons authorized to have access thereto; and

          (f) all bank accounts of the Seller and the names of all persons who are authorized signatories with respect to such accounts.

     4.25 Employee Benefit Plans.

          (a) Set forth on Schedule 4.25 is a summary of each and every bonus, incentive, deferred compensation, profit sharing, pension, retirement, disability, hospitalization, life insurance, health benefit, medical reimbursement, vacation, sick pay, severance pay or other plan, program, arrangement or agreement (whether written or oral) maintained by the Seller or any other person relating to Seller's business and providing benefits to any of the employees of the Seller ("Employee Plans").

          (b) Set forth on Schedule 4.25 is the total amount of cumulative fringe benefits to which employees of the Seller have accrued entitlement as of July 31, 1996. All amounts required by the provisions of any Employee Plan and applicable law to be contributed to any Employee Plan, have been or will be contributed to such Employee Plan through the Closing Date, no contribution being disproportionately large compared to any prior contribution.

          (c) None of the Employee Plans is a "multiemployer plan" as defined in
Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Sellers have never at any time contributed to a "multiemployer plan." All Employee Plans are in compliance in all material respects with the requirements prescribed by any and all applicable statutes, orders or governmental rules or regulations currently in effect with respect thereto, and the Seller has performed all material obligations required to be performed by it under, and are not in default under or in violation of, any of the Employee Plans. Each Employee Plan intended to be qualified under Section 401(a) of the Internal Revenue Code (the "Code") has heretofore been determined by the Internal Revenue Service (the "IRS") to so qualify, and each trust created thereunder has heretofore been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code. As of the date hereof, the Seller has not incurred any "withdrawal liability" within the meaning of Section 4201 of ERISA with respect to any Employee Plan. There are no actions, suits or claims pending, or threatened, or anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan. None of the transactions contemplated herein will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan or individual agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, vesting, or increase in benefits with respect to any employee, former employee or director of the Seller. None of the Employee Plans nor any of the trusts relating thereto has incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA. No person has engaged in any transaction involving any Employee Plan which is a "prohibited transaction" under Section 406 of ERISA or Section 4975 of the Code.

          (d) The Seller has provided Complete with true and correct copies of all Employee Plans, any related trusts and the most recent IRS determination letters with respect to each Employee Plan intended to qualify under Section 401(a) of the Code. The Seller has provided Complete with true and correct copies of all actuarial reports, and all filings with the IRS, the Department of Labor and the Pension Benefit Guaranty Corporation prepared during the past two
(2) years with respect to all of the Employee Plans.

          (e) None of the Employee Plans provides post-retirement medical or life insurance coverage with respect to the current or former employees of the Seller, other than those contemplated under paragraph (f) below.

          (f) The Seller fully complied with the continuation coverage requirements set forth under Part 6 of Title 1 of ERISA so that no tax under
Section 4980B of the Code would result.

     4.26 Finder. There is no firm, corporation, agency or other Person that is entitled to a finder's fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with any of the Shareholders, the Seller or any of its directors, officers, employees or shareholders.

     4.27 Full Disclosure. (i) Each Shareholder with respect to any representation or warranty made individually by him and (ii) the Seller and Shareholders with respect to representations and warranties made jointly by them, whether in this Agreement or in any document to be delivered by the Seller or the Shareholders pursuant hereto, further represent and warrant that such representation and warranties do not contain or will not contain any untrue statement of a material fact or fail or will fail to state any material fact necessary to make any statement herein or therein not materially misleading.

     4.28 Whenever the phrase to the "actual knowledge" is used, it shall mean the actual knowledge (without the requirement of inquiry) of the entity or persons referred to.

                                    ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF NEWCO AND COMPLETE

     Newco and Complete hereby, jointly and severally, represent and warrant to the Seller and the Shareholders as follows:

     5.01 Organization and Good Standing.

          (a) Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with full corporate power and authority to conduct its business as now conducted and to own or lease and operate the assets and properties now owned or leased and operated by it. The total authorized capital stock of Newco consists of 100 shares of Common Stock par value $.0001 per share. The outstanding shares of capital stock of Newco consist of 100 shares of common stock, par value $.0001, all of the which are owned by Complete. All of such issued and outstanding shares have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with all federal and state securities laws.

          (b) Complete is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with full corporate power and authority to conduct its business as now conducted and to own or lease and operate the assets and properties now owned or leased and operated by it.

     5.02 Authority and Compliance. Each of Newco and Complete has full corporate power and authority to execute and deliver this Agreement. The consummation and performance by Newco and Complete of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and other proceedings. This Agreement has been duly and validly executed and delivered on behalf of each of Newco and Complete and constitutes a valid obligation of each of Newco and Complete, enforceable in accordance with its terms. Except for the Certificate of Merger and for filings and/or approvals under applicable securities laws, no consent, authorization or approval of, exemption by, or filing with, any domestic governmental or administrative authority, or any court, is required to be obtained or made by Newco or Complete in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

     5.03 No Conflict. The performance of this Agreement and the consummation of the transactions herein contemplated will not result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) any contract or other agreement or instrument to which Newco or Complete is a party or by which Newco or Complete or any of their properties or assets is bound, or
(ii) the articles of incorporation or by-laws of Newco or Complete or (iii) any law, order, rule, regulation, writ, injunction or decree applicable to Newco or Complete.

     5.04 Complete Documents. Complete has delivered to the Shareholders true, correct and complete copies of the Commission Reports. The Commission Reports, at the respective date of their filing with the Commission, did not contain any untrue statement of a material fact and did not fail to state any material fact necessary in order to make any statement made therein, in the light of the circumstances under which they were made, not misleading.

     5.05 Absence of Certain Events. Except as may be disclosed in the Commission Reports, since June 30, 1996 there has not been any change in the financial condition or in the nature of the business or operations of Complete, which has had or which might have a materially adverse effect on its business, operations, assets, properties or prospects.

     5.06 Complete Stock. All of the shares of Complete Common Stock to be issued to the Shareholders as contemplated by this Agreement will, upon delivery, be duly authorized and validly issued, fully paid and non-assessable and assuming the accuracy of the

Shareholders' investment representation, issued in compliance with all federal and state securities laws and free and clear of all liens, charges, restrictions, mortgages, security interests or claims of any kind.

     5.07 Finder. There is no firm, corporation, agency or other Person that is entitled to a finder's fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with either of Newco or Complete or any of their directors, officers, employees or shareholders.

     5.08 Full Disclosure. No representation or warranty made by Complete or Newco in this Agreement or in any document to be delivered by Complete or Newco pursuant hereto contains, or will contain, any untrue statement of a material fact or fails, or will fail, to state any material fact necessary to make any statement herein or therein not materially misleading.

     5.09 Business, Liabilities, etc. Newco has conducted no business, has incurred no liabilities or become subject to any liens or encumbrances and has no assets other than the cash received in payment of the par value of its outstanding shares.

     5.10 No Known Violations. Neither Complete nor Newco has actual knowledge (without the requirement of inquiry) of any violation by the Sellers or the Shareholders of any of the representations or warranties contained in this Agreement.

                                   ARTICLE VI

                             COVENANTS OF THE SELLER

     The Seller and the Shareholders hereby, jointly and severally, covenant and agree with Newco and Complete as follows:

     6.01 Conduct of Business Until Closing Date. Except as contemplated by this Agreement or as set forth in the Schedules annexed hereto, from and after the date hereof until the Closing Date, the Seller will:

          (a) operate its business only in the usual, regular and ordinary manner and, to the extent consistent with such operation, to (i) preserve the present business organization intact, (ii) use its best efforts to keep available the services of their present officers and significant employees unless the Seller determined it to be in the best interests of the Seller to terminate their relationship with such persons and (iii) use their best efforts to preserve the present business relationships with customers, suppliers, and others having business dealings with the Seller;

          (b) use its best efforts to maintain all properties necessary for the conduct of their business in substantially the same condition as they now are (reasonable wear and tear excepted) and maintain in full force and effect insurance with responsible companies comparable in amount, scope and coverage to that in effect on the date of this Agreement;

          (c) maintain its books, records and accounts in the usual, regular and ordinary manner on a basis consistent with prior periods;

          (d) duly comply with all laws known to be applicable to them and material to the conduct of its business;

          (e) perform all of its material obligations without default unless being contested in good faith;

          (f) neither (i) amend or change the Articles of Incorporation or the By-Laws of the Seller; (ii) merge with or into, consolidate or otherwise combine with, or acquire all or substantially all of the stock or assets of, any other entity; (iii) sell, lease or otherwise transfer any significant part of its assets other than in the ordinary course of business consistent with past practice, nor (iv) change the character of its business;

          (g) neither (i) increase the number of shares of capital stock or other equity securities of the Seller issued and outstanding nor (ii) grant any option, warrant, or other right to purchase or to convert any obligation into shares of capital stock of the Seller;

          (h) neither (i) declare, pay or make any dividend or other distribution or payment in respect of the outstanding shares of capital stock of the Seller, nor (ii) purchase, redeem or otherwise acquire for consideration any shares of capital stock of the Seller;

          (i) neither (i) encumber, mortgage, or subject to lien any of their properties or assets other than in the ordinary course of business or other than such encumbrances, mortgages or liens which individually or in the aggregate, would not have a material adverse effect on the business of the Seller taken as a whole; (ii) convey, transfer or acquire any material asset or property other than in the ordinary course of business; nor (iii) enter into any contract or undertaking relating to, or pay or promise to pay, any bonus, profit-sharing, or special compensation to any employee or director or make any increase in the compensation payable or to become payable to any employee or director other than in the ordinary course of business, a Contract or Employee Plan;

          (j) neither (i) incur any long-term debt nor (ii) modify, change or terminate any of the Contracts disclosed on any Schedule to this Agreement, other than in the ordinary course of business or such modifications, changes or terminations which, individually or in the aggregate, would not have a material adverse effect on the business of the Sellers taken as a whole;

          (k) neither (i) change the banking arrangements described in Schedule
4.24 other than in the ordinary course nor (ii) grant any power of attorney; and

          (l) not enter into any employment agreement not terminable by the Seller on thirty (30) days notice or less without cost or liability.

     6.02 Access. The Seller shall, upon prior notice, afford to Complete and its representatives free and full access during regular business hours to all of the books, records, contracts, documents, key personnel and properties of the Seller. The Seller will use its best efforts to cause the key employees, accountants, attorneys and other representatives of the Seller to cooperate fully with Complete and to make full disclosure to Complete of all material facts affecting the business properties and financial condition of the Seller, as Complete shall reasonably request.

                                   ARTICLE VII

                          COVENANTS OF THE SHAREHOLDERS

     Each of the Shareholders for himself only, and not jointly, hereby covenants and agrees with Newco and Complete as follows:

     7.01 Sale of Stock of Seller. From the date hereof to the Effective Date, such Shareholder will not sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any shares of the capital stock of the Seller now owned by such Shareholder, other than pursuant to the Merger.

     7.02 Actions of the Shareholders. From the date hereof to the Effective Date, each Shareholder will not willfully take any action or willfully do anything in the conduct of the business of the Seller or otherwise which would be contrary to or in breach of any of the terms, conditions or provisions of this Agreement or which would cause any of the representations and warranties made by the Seller and the Shareholders in this Agreement to be untrue on and as of the Closing Date in any material respect.

     7.03 Covenant Not to Compete. For the period beginning on the Closing Date and ending on December 31, 2001 (the "Non-Compete Period"), each of the Shareholders hereby covenants and agrees that without Complete's prior written consent, such Shareholder will not anywhere in the States of New York, New Jersey or Connecticut (i) compete, directly or indirectly, with Complete or any of its affiliates in the business or activities in which the Sellers are now engaged (the "Sellers Business"); (ii) directly or indirectly, on his own behalf or in behalf of or as an employee or agent of any other person or entity, contact or approach any person or business, wherever located, for the purpose of competing with Complete in the Seller's Business, in the States of New York, New Jersey or Connecticut; (iii) participate as a director, officer, consultant, or partner of, or have any other direct or indirect financial interest in, any enterprise which engages in the Sellers Business in the States of New York, New Jersey or Connecticut; provided, however, that each Shareholder may own up to two (2%) percent of the capital stock of any corporation (other than Complete as to which this proviso shall not apply), required to file reports pursuant to the Securities Exchange Act of 1934 that is in competition with the Sellers; or (iv) participate as an employee, agent, representative or consultant in, or render any services to, any enterprise in which he has responsibilities for activities which compete, directly or indirectly, with the Sellers Business in the States of New York, New Jersey or Connecticut.

     7.04 Confidential Information. During the Non-Competition Period and at any time thereafter, such Shareholder shall keep secret and retain in strictest confidence, and shall not use for the benefit of himself or others, all confidential matters relating to the Sellers Business, including, without limitation, customer lists, operational methods and other business affairs relating to the Sellers Business known by any of them and, except as otherwise required by law, shall not disclose them to anyone, except with Complete's express prior written consent.

     7.05 Employees of Complete. Each Shareholder shall not at any time during the Non-Compete Period and for a period of one year thereafter (i), directly or indirectly, hire, solicit or encourage to leave the employment of Complete or any of its affiliates, any employee of Complete or any of its affiliates who work in or perform services for the Sellers Business, including any person who has left the employment of Complete or any of its affiliates during the six months preceding the end of the Non Compete Period, or (ii) solicit business from or services to any entity that was a customer of the Surviving Company during the Non Compete Period.

     7.06 Acknowledgment; Severability. Each of the Shareholders acknowledge that the restrictions contained in Sections 7.03, 7.04 and 7.05 are reasonable and necessary to protect the business and interests of Complete and that any violation of these restrictions will cause substantial and irreparable injury to Complete. Therefore, each Shareholder agrees that Complete is entitled, in addition to any other remedies, to preliminary and permanent injunctive relief to secure specific performance, and to prevent a breach or contemplated breach, of Sections 7.03, 7.04 and/or 7.05 The restrictions set forth herein shall be construed as independent covenants, and the existence of any claim or cause of action against Complete, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Complete of the restrictions contained in Sections 7.03, 7.04 and 7.05. In the event that the provisions of Sections 7.03, 7.04 and/or 7.05 should ever be deemed to exceed the time or geographic limitations or any other limitations permitted under applicable laws, then such provisions shall be deemed reformed to the maximum extent permitted by applicable laws.

                                  ARTICLE VIIA

                         COVENANTS OF NEWCO AND COMPLETE

     Complete and Newco hereby jointly and severally covenant and agree that (i) Complete shall operate the Company Business as a separate and distinct profit center and shall maintain separate books of account and other financial records for the Company Business and that (ii) the Company Business on a day-to-day basis shall be operated in substantially the same manner in which it has been operated prior to the date hereof.

                                  ARTICLE VIII

                   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
                               NEWCO AND COMPLETE

     The obligations of Newco and Complete pursuant to this Agreement are subject to the satisfaction at the Closing of each of the following conditions; provided, however, that Newco and Complete may, in their sole discretion, waive any of such conditions and proceed with the transactions contemplated hereby.

     8.01 Accuracy of Representations and Warranties. The representations and warranties of the Seller and the Shareholders contained in this Agreement or any other document delivered to Newco or Complete at the Closing in connection with this Agreement or in any other agreement by the Shareholders dated even date herewith shall taken in the aggregate be true and correct in all material respects on and as of the Closing Date, as if made on and as of the Closing Date.

     8.02 Performance of Agreements. The Seller and the Shareholders shall have performed and complied in all respects with all covenants, obligations and agreements to be performed or complied with by any of them on or before the Closing Date pursuant to this Agreement.

     8.03 Litigation, etc.

          (a) No claim, action, suit, proceeding, arbitration, or hearing or notice of hearing shall be pending (and no action or investigation by any governmental authority shall be threatened) which seeks to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

          (b) No law, regulation or decree shall have been adopted or promulgated after the date hereof, the enforcement of which would materially adversely affect the assets, properties, financial condition, results of operations, properties or business of the Sellers; and no law, regulation or decree shall have been adopted or promulgated after the date hereof, the enforcement of which would materially adversely affect Newco and Complete's ability to consummate the transactions contemplated by this Agreement.

     8.04 Approvals; Consents. All material approvals, consents, waivers, filings, registrations, permits, authorizations or other actions required in connection with the Merger or which may be required on account of the change in ownership of the Seller shall have been obtained or made.

     8.05 Opinion of Counsel. Newco and Complete shall have received from Pirro, Collier, Cohen & Halpern, LLP, counsel to the Seller, an opinion addressed to Newco and Complete, dated the Closing Date in the form annexed hereto as Exhibit E.

     8.06 Good Standing Certificates. Complete shall have received a certificate of the Secretary of State of New York dated within thirty (30) days before the Closing Date certifying that the Seller is validly existing under the laws of the state of New York.

     8.07 Actions, Proceedings, etc. All actions, proceedings, instruments and documents from Seller and Shareholders required to carry out the transactions contemplated by this Agreement and all other related legal matters shall be reasonably satisfactory to Complete and its counsel; and Complete shall have been furnished by the Sellers and Shareholders with such other instruments and documents as it shall have reasonably requested.

     8.08 Casualty; Condemnation. Subsequent to the date hereof and prior to the Closing Date, no material portion of the physical operating assets of Seller shall have been destroyed or damaged (whether or not such entity is insured against such loss) and no material portion of such physical operating assets shall have been taken by condemnation or eminent domain or made the subject of any condemnation or eminent domain proceeding, nor shall any such proceeding be threatened.

     8.09 Financial Statements; Consents.

          (a) Prior to the Closing Date, Seller shall have delivered to Newco and Complete financial statements of Seller for the years ending December 31, 1995, December 31, 1994 and December 31, 1993, which financial statements shall have been reported on by Rotenberg, Meril & Solomon, P.C., or such other independent certified public accountants as shall reasonably be agreed to by Complete and Newco (the "Seller Accountants"), without qualification (the "Audited Financial Statements"), and which Audited Financial Statements shall be in form satisfactory to meet the rules, regulations and requirements of the Securities and Exchange Commission with respect to financial statements required to be included in any registration statement to be filed under the Securities Act of 1933, as amended (the "Securities Act"), and/or any report to be filed under the Securities and Exchange Act of 1934, as amended. The audit procedures undertaken by the Seller Accountants in connection with the preparation of their report on the Audited Financial Statements shall be reasonably satisfactory to Arthur Andersen LLP, whom Complete shall direct to act expeditiously in the matter in order to consummate the transactions contemplated hereby within the time set forth in Section 2.06, above.

          (b) The financial position of the Sellers as at December 31, 1995, December 31, 1994 and December 31, 1993, as the case may be, and the results of Seller's operations and cash flows for each of the years then ended as reflected in the Audited Financial Statements shall not differ in a materially adverse manner from that shown in the Financial Statements.

          (c) Prior to the Closing Date, the Seller Accountants shall have delivered to Complete and Newco a letter (i) indicating that they understand that the Audited Financial Statements may be included in a registration statement filed by Complete under the Securities Act and (ii) agreeing with Complete that subject to their prompt performance of any required procedures and subject to payment by Complete of their reasonable fees in connection with their performing such required procedures, they will promptly execute such consents as may be required in connection with the inclusion of the Audited Financial Statements in any registration statement to be filed under the Securities Act.

                                   ARTICLE IX

                   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
                         THE SELLER AND THE SHAREHOLDERS

     The obligations of the Seller and the Shareholders under this Agreement are subject to the satisfaction at the Closing of each of the following conditions; provided, however, that the Seller and the Shareholders may, in their sole discretion, waive any of such conditions and proceed with the transactions contemplated hereby.

     9.01 Accuracy of Representations and Warranties. The representations and warranties of Newco and Complete contained in this Agreement, the Other Agreement or any other document delivered by Newco or Complete to the Sellers or the Shareholders at the Closing or in any other agreement dated the date hereof in connection with this Agreement shall taken in the aggregate be true and correct in all material respects on and as of the Closing Date, as if made on and as of the Closing Date.

     9.02 Performance of Agreements. Newco and Complete shall have performed and complied in all respects with all covenants, obligations and agreements to be performed or complied with by any of them on or before the Closing Date pursuant to this Agreement.

     9.03 Litigation, etc. No claim, action, suit, proceeding, arbitration or hearing or notice of hearing shall be pending (and no action or-investigation by any governmental authority shall be threatened) which seeks to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

     9.04 Registration Rights Agreement.. Complete and each of the Shareholders shall have entered into a registration rights agreement in the form annexed hereto as Exhibit D.

     9.05 Opinion of Counsel to Complete. The Seller shall have received from Messrs. Morse, Zelnick, Rose & Lander, LLP, counsel to Newco and Complete, a favorable opinion addressed to the Seller, dated the Closing Date in the form annexed hereto as Exhibit F..

     9.06 Actions, Procedures, etc. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement and all other related legal matters shall be reasonably satisfactory to the Seller and its counsel; and the Seller shall have been furnished with such other instruments and documents as it shall have reasonably requested.

     9.07 Material Adverse Change. There shall not have been, and on the Closing Date there shall not be in existence, any event, condition or state of facts which could reasonably be expected to result in any material adverse change in the condition (financial or otherwise) of the assets, results of operation, business or prospects of Newco or Complete.

                                    ARTICLE X

                               GENERAL PROVISIONS

     10.01 Survival of Representations, Warranties, Covenants, and Agreements. The representations, warranties, covenants and agreements contained in this Agreement shall survive the execution of this Agreement and the closing of the transactions contemplated by this Agreement until November 15, 1997; provided, however, that any representations, warranties, covenants and agreements contained herein which specifically set forth longer time periods of effectiveness shall survive for the periods indicated therein and provided further that the representations, warranties, covenants and agreements relating to (i) compliance with

HCFA regulations as set forth in Section 4.09 and (ii) federal, state and local tax obligations of AAMC set forth in Section 4.17 shall survive for the period of the applicable statute of limitations with respect thereto. If any claim for indemnity has been timely made but has not been resolved by the parties prior to the expiration of the applicable time period of survival them, and in such event, such claim shall survive until finally resolved..

     10.02 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated including all accounting, auditing and legal fees hereby shall be paid by the party incurring such expense provided that Seller shall pay up to a maximum $100,000 of Seller's and Shareholders' legal and audit fees in connection with this Agreement.

     10.03 Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered in person,(b) the day following dispatch by an overnight courier service (such as Federal, Express or UPS, etc.) or (c) five (5) days after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

      If to Newco or

      Complete addressed to:          Complete Management, Inc.
                                      254 West 31st Street
                                      New York, New York 10001
                                      Attn: Steven Rabinovici,
                                            Chief Executive Officer



      with a copy to:                 Morse, Zelnick, Rose & Lander, LLP
                                      450 Park Avenue
                                      New York, New York 10022
                                      Attn: George Lander, Esq.



      If to a Shareholder addressed
        to the address set forth
        below such Shareholder's name
        on Exhibit A.

      In each case, with a copy to:   Pirro, Collier, Cohen & Halpern, LLP
                                      140 Grand Street, Suite 701
                                      White Plains, New York 10601
                                      Attn: William J. Collier, Jr., Esq.

or such other address as any of the parties shall hereafter notify the other parties in writing.

     10.04 Assignability and Amendments. This Agreement and the rights and obligations created hereunder shall not be assignable by any of the parties. This Agreement cannot be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties. This Agreement shall be binding upon and inure to the benefit of the parties, their successors, legal representatives and assigns.

     10.05 Entire Agreement. This Agreement and the Exhibits and Schedules which are a part hereof and the other writings and agreements specifically identified herein contain the entire agreement between the parties with respect to the transactions contemplated herein and supersede all previous written or oral negotiations, commitments and understandings.

     10.06 Waivers, Remedies. Any condition to the performance of any party hereto which legally may be waived on or prior to the Closing Date may be waived by the party entitled to the benefit thereof. Any waiver must be in writing and signed by the party to be bound thereby. A waiver of any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights under any other term or condition of this Agreement. All remedies under this Agreement shall be cumulative and not alternative.

     10.07 Counterparts and Headings. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. All headings (including, without limitation, Article headings and Section titles) are inserted for convenience of reference only and shall not affect its meaning or interpretation.

     10.08 Severability. If and to the extent that any court of competent jurisdiction holds any provision (or any part thereof) of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

     10.09 No Third-Party Beneficiaries. Nothing contained in this Agreement shall be deemed to confer rights on any Person or to indicate that this Agreement has been entered into for the benefit of any Person, other than the parties hereto.

     10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     10.11 Binding Effects. This Agreement shall be binding upon and incur to the benefit of the parties hereto, their successors, legal representatives and assigns.

     10.12 Disclosure on Schedules. For purposes of this Agreement, a disclosure by any party hereto of any fact on any Schedule shall be deemed a disclosure on every Schedule of any party hereto to the extent such disclosure properly could have been made thereon but was not made.

                                   ARTICLE XI

                                 INDEMNIFICATION

     11.01 Indemnification by the Shareholders. The Shareholders hereby jointly and severally covenant and agree with Newco and Complete that they shall reimburse and indemnify Newco and Complete and their respective successors and assigns (individually an

"Indemnified Party") and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) incurred by any of them due to, arising out of, or in connection with, a breach of any of the representations, warranties, covenants or agreements made by such Shareholder (either individually or jointly and severally with Seller or any other Shareholder) in this Agreement (a "Claim").

     11.02 Indemnification by Complete. Complete hereby covenants and agrees with the Shareholders that it shall reimburse and indemnify the Shareholders and their respective successors and assigns (also individually an "Indemnified Party") and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) incurred by any of them due to, arising out of, or in connection with, a breach of any of the representations, warranties, covenants or agreements made by Complete or Newco in this Agreement (also a "Claim").

     11.03 Right to Defend, etc.

          (a) If the facts giving rise to any such indemnification shall involve any actual Claim or demand by any third party against an Indemnified Party, the indemnifying party shall be entitled to notice of and entitled to defend or prosecute such Claim at its expense and through counsel of its own choosing if it advises in writing of its intention to do so to the Indemnified Party within thirty (30) days after notice of such Claim has been given to the indemnifying party (without prejudice to the right of any Indemnified Party to participate at its expense through counsel of its own choosing). Such Indemnified Party shall cooperate in the defense and/or settlement of such Claim, but shall be entitled to be reimbursed, as provided herein, for all costs and expenses incurred by it in connection therewith. No settlement of any Claim may be made without the consent of the indemnifying party, which consent may not be unreasonably withheld; provided, however, that if such indemnifying party has been offered the opportunity to defend such Claim and has elected not to do so then settlement may be made without the consent of the indemnifying party.

          (b) Notwithstanding Section 11.03(a) hereof, if, in the reasonable opinion of Complete, any Claim involves an issue or matter which could have a materially adverse effect on the business, operations, assets or prospects of Complete or Newco, then, and in such event, Complete shall have the right to control the defense or settlement of any such Claim. If Complete should so elect to exercise such right, the indemnifying party shall have the right to participate in, but not control, the defense or settlement of such Claim. No settlement of any such Claim may be made without the consent of the indemnifying party, which consent may not be unreasonably withheld.

     11.04 Limitations on Indemnification.

          (a) Newco and Complete shall not be entitled to receive any indemnification amounts pursuant to Section 11.01 until the aggregate indemnification amounts pursuant thereto and not otherwise payable pursuant to Sections 11.04(b) equal $150,000 (the "Basket Amount"), whereupon Newco and Complete shall be entitled to receive payments to the extent that such aggregate exceeds the Basket Amount.

          (b) The limitation on indemnification set forth in Section 11.04(a) shall not apply to any Claims based upon, arising out of or otherwise in respect of (i) the representations and warranties made in Article III and Section 4.26, and (ii) any covenant or agreement contained in Article VII.

          (c) The aggregate liability of any Shareholder with respect to its indemnification obligations under Section 11.01 (other than with respect to the covenants and agreements contained in Article VII) shall not exceed the amount of the Consideration received by such Shareholder.

     11.05 Payment of Indemnification. In the event any payment of the indemnity obligations of the Shareholders set forth in Section 11.01 is required to be made, the Shareholders may, at their option, satisfy such payment by delivery to Complete of shares of Complete Common Stock acquired by them pursuant to the Merger, which shares, for such purpose, shall be valued at the Closing Price of Complete Common Stock on the trading day immediately preceding the date on which such liability is finally determined.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.



Advanced Alliance Management Corporation


By: ____________________________________



AAMC Acquisition Corp.


By: ____________________________________



Complete Management, Inc.


By: _____________________________________




_________________________________             _______________________________
Louis Germaine                                 Carl Tack


_________________________________             _______________________________
Kenneth S. Schwartz                            Marc Hertz


_________________________________             _______________________________
Michael Mechlin                                Robert Diamond


_________________________________             _______________________________
Joseph Zipparo                                 Raphael Vasquez


_________________________________             _______________________________
Bob Greenwald                                  Alan Keil


_________________________________             _______________________________
Sam Mayerfield                                 Peter Waxman


_________________________________
Stephen Robinson